UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

Amendment No. 12

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

The Pep Boys – Manny, Moe & Jack

(Name of Issuer)

Common Stock, par value $1.00 per share

(Title of Class of Securities)

713278109

(CUSIP Number)

Mr. James A. Mitarotonda

c/o Barington Companies Equity Partners, L.P.

888 Seventh Avenue, 17th Floor

New York, NY 10019

(212) 974-5700

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

November 16, 2006

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: .

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Companies Equity Partners, L.P.			13-4088890

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
1,401,648

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
1,401,648

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,401,648

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.58%

14)		TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Investments, L.P.			20-2871525

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
836,833

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
836,833

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
836,833

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.54%

14)		TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Companies Advisors, LLC			20-0327470

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
836,833

	8)	SHARED VOTING POWER
1,401,648

	9)	SOLE DISPOSITIVE POWER
836,833

	10)	SHARED DISPOSITIVE POWER
1,401,648

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,238,481

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.12%

14)		TYPE OF REPORTING PERSON
IA, OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Companies Investors, LLC			13-4126527

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
none

	8)	SHARED VOTING POWER
1,401,648

	9)	SOLE DISPOSITIVE POWER
none

	10)	SHARED DISPOSITIVE POWER
1,401,648

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,401,648

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.58%

14)		TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Companies Offshore Fund, Ltd.

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
2,156,738

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
2,156,738

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,156,738

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.97%

14)		TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Offshore Advisors, LLC			20-4797640

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
2,156,738

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
2,156,738

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,156,738

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.97%

14)		TYPE OF REPORTING PERSON
IA, OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Capital Group, L.P.			13-3635132

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
4,395,219

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
4,395,219

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,395,219

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.09%

14)		TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
LNA Capital Corp.			13-3635168

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
4,395,219

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
4,395,219

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,395,219

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.09%

14)		TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
James Mitarotonda

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
4,398,794

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
4,398,794

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,398,794

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.10%

14)		TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Parche, LLC			20-0870632

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
452,279

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
452,279

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
452,279

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.83%

14)		TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Starboard Value and Opportunity Master Fund Ltd.

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
1,432,174

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
1,432,174

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,432,174

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.64%

14)		TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
RCG Carpathia Master Fund, Ltd.

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
89,297 (see Item 5)

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
89,297 (see Item 5)

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
89,297 (see Item 5)

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.16% (see Item 5)

14)		TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
RCG Ambrose Master Fund, Ltd.

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
101,312

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
101,312

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
101,312

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.19%

14)		TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
RCG Halifax Fund, Ltd.

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
107,471

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
107,471

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
107,471

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.20%

14)		TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Ramius Master Fund, Ltd.

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
404,276

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
404,276

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
404,276

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.74%

14)		TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Ramius Fund III, Ltd

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
23,285

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
23,285

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
23,285

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.04%

14)		TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Admiral Advisors, LLC			37-1484525

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
1,884,453

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
1,884,453

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,884,453

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.47%

14)		TYPE OF REPORTING PERSON
IA, OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Ramius Advisors, LLC			13-3954331

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
427,561

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
427,561

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
427,561

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.79%

14)		TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Ramius Capital Group, L.L.C.			13-3937658

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
2,610,094

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
2,610,094

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,610,094

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.80% (based on Post-conversion Issued and Outstanding Shares)

14)		TYPE OF REPORTING PERSON
IA, OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
C4S & Co., L.L.C.			13-3946794

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
2,610,094

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
2,610,094

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,610,094

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.80% (based on Post-conversion Issued and Outstanding Shares)

14)		TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Peter A. Cohen

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
none

	8)	SHARED VOTING POWER
2,610,094

	9)	SOLE DISPOSITIVE POWER
none

	10)	SHARED DISPOSITIVE POWER
2,610,094

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,610,094

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.80% (based on Post-conversion Issued and Outstanding Shares)

14)		TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Morgan B. Stark

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
none

	8)	SHARED VOTING POWER
2,610,094

	9)	SOLE DISPOSITIVE POWER
none

	10)	SHARED DISPOSITIVE POWER
2,610,094

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,610,094

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.80% (based on Post-conversion Issued and Outstanding Shares)

14)		TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Jeffrey M. Solomon

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
none

	8)	SHARED VOTING POWER
2,610,094

	9)	SOLE DISPOSITIVE POWER
none

	10)	SHARED DISPOSITIVE POWER
2,610,094

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,610,094

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.80% (based on Post-conversion Issued and Outstanding Shares)

14)		TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Thomas W. Strauss

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
none

	8)	SHARED VOTING POWER
2,610,094

	9)	SOLE DISPOSITIVE POWER
none

	10)	SHARED DISPOSITIVE POWER
2,610,094

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,610,094

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.80% (based on Post-conversion Issued and Outstanding Shares)

14)		TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
RJG Capital Partners, L.P.			20-0133443

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
8,600

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
8,600

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,600

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.02%

14)		TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
RJG Capital Management, LLC			20-0027325

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
8,600

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
8,600

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,600

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.02%

14)		TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Ronald Gross

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
8,600

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
8,600

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,600

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.02%

14)		TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
D.B. Zwirn Special Opportunities Fund, L.P.			73-1637217

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
52,944

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
52,944

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
52,944

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.10%

14)		TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
D.B. Zwirn Special Opportunities Fund (TE), L.P.			20-0024165

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
none

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
none

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
none

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
none

14)		TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
D.B. Zwirn Special Opportunities Fund, Ltd.

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
368,259

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
368,259

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
368,259

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.68%

14)		TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
HCM/Z Special Opportunities Capital LLC			98-0436333

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
108,281

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
108,281

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
108,281

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.20%

14)		TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
D.B. Zwirn & Co., L.P.			02-0597442

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
529,484

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
529,484

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
529,484

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.97%

14)		TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
DBZ GP, LLC			42-1657316

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
529,484

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
529,484

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
529,484

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.97%

14)		TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Zwirn Holdings, LLC			30-0080444

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
529,484

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
529,484

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
529,484

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.97%

14)		TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Daniel B. Zwirn

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
529,484

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
529,484

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
529,484

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.97%

14)		TYPE OF REPORTING PERSON
IN

This Amendment No. 12 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on November 21, 2005, as amended by Amendment No. 1 filed on December 9, 2005, Amendment No. 2 filed on December 22, 2005, Amendment No. 3 filed on February 15, 2006, Amendment No. 4 filed on March 28, 2006, Amendment No. 5 filed on May 22, 2006, Amendment No. 6 filed on May 24, 2006, Amendment No. 7 filed on July 13, Amendment No. 8 filed on August 3, 2006, Amendment No. 9 filed on September 6, 2006, Amendment No. 10 filed on September 22, 2006 and Amendment No. 11 filed on October 4, 2006 (together, the “Statement”), by and on behalf of Barington Companies Equity Partners, L.P. (“Barington”) and others with respect to the common stock, par value $1.00 per share (the “Common Stock”), of The Pep Boys-Manny, Moe & Jack, a Pennsylvania corporation (the “Company”). The principal executive offices of the Company are located at 3111 West Allegheny Avenue, Philadelphia, Pennsylvania 19132.

Item 2. Identity and Background.

Item 2(a)-(c) of the Statement is hereby amended and restated as follows:

(a) - (c) This Statement is being filed by Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC, Barington Companies Offshore Fund, Ltd. (BVI), Barington Investments, L.P., Barington Companies Advisors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James Mitarotonda, Parche, LLC, Starboard Value and Opportunity Master Fund Ltd., RCG Carpathia Master Fund, Ltd., Admiral Advisors, LLC, Ramius Capital Group, LLC, C4S & Co., LLC, Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon, Thomas W. Strauss, RJG Capital Partners, L.P., RJG Capital Management, LLC, Ronald Gross, D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund, Ltd., HCM/Z Special Opportunities LLC, D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC and Daniel B. Zwirn (each, a “Reporting Entity” and, collectively, the “Reporting Entities”). The Statement is also being filed by D.B. Zwirn Special Opportunities Fund (TE), L.P., which is no longer a member of the group as further described in this Item 2.

As of November 20, 2006, the Reporting Entities are the beneficial owners of, in the aggregate, 7,546,972 shares of Common Stock, representing approximately 13.90% of the 54,311,189 shares of Common Stock presently outstanding and approximately 13.87% of the 54,400,486 shares of Common Stock (the “Post-conversion Issued and Outstanding Shares”) that would be outstanding assuming all convertible senior notes (as further described in Item 5 below) held by RCG Carpathia Master Fund, Ltd. are converted into shares of Common Stock.

Barington Companies Equity Partners, L.P. is a Delaware limited partnership. The principal business of Barington Companies Equity Partners, L.P. is acquiring, holding and disposing of investments in various companies. The address of the principal business and principal office of Barington Companies Equity Partners, L.P. is 888 Seventh Avenue, 17th Floor, New York, New York 10019.

Barington Investments, L.P. is a Delaware limited partnership. The principal business of Barington Investments, L.P. is acquiring, holding and disposing of investments in various companies. The address of the principal business and principal office of Barington Investments, L.P. is 888 Seventh Avenue, 17th Floor, New York, New York 10019.

Barington Companies Offshore Fund, Ltd. is an international business company organized under the laws of the British Virgin Islands. The principal business of Barington Companies Offshore Fund, Ltd. is acquiring, holding and disposing of investments in various companies. The address of the principal business and principal office of Barington Companies Offshore Fund, Ltd. is c/o Bison Financial Services Limited, Bison Court, Road Town, Tortola, British Virgin Islands. The executive officers and directors of Barington Companies Offshore Fund, Ltd. and their principal occupations and business addresses are set forth on Schedule I and incorporated by reference in this Item 2.

The investment advisor of Barington Companies Equity Partners, L.P. and the investment advisor and general partner of Barington Investments, L.P. is Barington Companies Advisors, LLC. Barington Companies Advisors, LLC is a Delaware limited liability company. The principal business of Barington Companies Advisors, LLC is serving as the investment advisor of Barington Companies Equity Partners, L.P. and the investment advisor and general partner of Barington Investments, L.P. The address of the principal business and principal office of Barington Companies Advisors, LLC is 888 Seventh Avenue, 17th Floor, New York, New York 10019. James Mitarotonda is the Managing Member of Barington Companies Advisors, LLC.

The general partner of Barington Companies Equity Partners, L.P. is Barington Companies Investors, LLC. Barington Companies Investors, LLC is a Delaware limited liability company. The principal business of Barington Companies Investors, LLC is serving as the general partner of Barington Companies Equity Partners, L.P. The address of the principal business and principal office of Barington Companies Investors, LLC is 888 Seventh Avenue, 17th Floor, New York, New York 10019. James Mitarotonda is the Managing Member of Barington Companies Investors, LLC.

The investment advisor of Barington Companies Offshore Fund, Ltd. is Barington Offshore Advisors, LLC. Barington Offshore Advisors, LLC is a Delaware limited liability company. The principal business of Barington Offshore Advisors, LLC is serving as the investment advisor of Barington Companies Offshore Fund, Ltd. The address of the principal business and principal office of Barington Offshore Advisors, LLC is 888 Seventh Avenue, 17th Floor, New York, New York 10019. James Mitarotonda is the Managing Member of Barington Offshore Advisors, LLC.

Barington Companies Advisors, LLC, Barington Companies Investors, LLC and Barington Offshore Advisors, LLC are each majority-owned subsidiaries of Barington Capital Group, L.P. Barington Capital Group, L.P. is a New York limited partnership. The principal business of Barington Capital Group, L.P. is acquiring, holding and disposing of investments in various companies. The address of the principal business and principal office of Barington Capital Group, L.P. is 888 Seventh Avenue, 17th Floor, New York, New York 10019.

The general partner of Barington Capital Group, L.P. is LNA Capital Corp. LNA Capital Corp. is a Delaware corporation. The principal business of LNA Capital Corp. is serving as the general partner of Barington Capital Group, L.P. The address of the principal business and principal office of LNA Capital Corp. is c/o Barington Capital Group, L.P., 888 Seventh Avenue, 17th Floor, New York, New York 10019. James Mitarotonda is the sole stockholder and director of LNA Capital Corp. The executive officers of LNA Capital Corp. and their principal occupations and business addresses are set forth on Schedule II and incorporated by reference in this Item 2. The principal occupation of Mr. Mitarotonda is serving as the Chairman and Chief Executive Officer of Barington Capital Group, L.P. The business address of Mr. Mitarotonda is c/o Barington Capital Group, L.P., 888 Seventh Avenue, 17th Floor, New York, New York 10019.

Starboard Value and Opportunity Master Fund Ltd. is an exempted company organized under the laws of the Cayman Islands formed to be a private investment fund. The address of the principal business and principal office of Starboard Value and Opportunity Master Fund Ltd. is c/o Citco Fund Services (Cayman Islands) Limited, Corporate Center, West Bay Road, Grand Cayman, Cayman Islands, British West Indies. The executive officers and directors of Starboard Value and Opportunity Master Fund Ltd. and their principal occupations and business addresses are set forth on Schedule III and incorporated by reference in this Item 2. Parche, LLC is a Delaware limited liability company. The address of the principal business and principal office of Parche, LLC is 666 Third Avenue, 26th Floor, New York, New York 10017. Each of Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC has been formed for the purpose of making equity investments and, on occasion, taking an active role in the management of portfolio companies in order to enhance shareholder value.

Each of RCG Carpathia Master Fund, Ltd., RCG Ambrose Master Fund, Ltd., RCG Halifax Fund, Ltd., Ramius Master Fund, Ltd. and Ramius Fund III, Ltd is an exempted company organized under the laws of the Cayman Islands formed to be a private investment fund. The address of the principal business and principal office of each of RCG Carpathia Master Fund, Ltd., RCG Ambrose Master Fund, Ltd., RCG Halifax Fund, Ltd., Ramius Master Fund, Ltd. and Ramius Fund III, Ltd is c/o Citco Fund Services (Cayman Islands) Limited, Corporate Center, West Bay Road, Grand Cayman, Cayman Islands, British West Indies. The executive officers and directors of each of RCG Carpathia Master Fund, Ltd., RCG Ambrose Master Fund, Ltd., RCG Halifax Fund, Ltd., Ramius Master Fund, Ltd. and Ramius Fund III, Ltd and their respective principal occupations and business addresses are set forth on Schedule IV and incorporated by reference in this Item 2. Ramius Advisors, LLC serves as the investment manager for Ramius Master Fund, Ltd. and Ramius Fund III, Ltd. The address of the principal business and principal office of Ramius Advisors, LLC is 666 Third Avenue, 26th Floor, New York, New York 10017

The managing member of Parche, LLC is Admiral Advisors, LLC, a Delaware limited liability company formed to be the managing member of Parche, LLC. Admiral Advisors, LLC also serves as the investment manager for Starboard Value and Opportunity Master Fund Ltd. The address of the principal business and principal office of Admiral Advisors, LLC is 666 Third Avenue, 26th Floor, New York, New York 10017.

The sole member of Admiral Advisors, LLC and Ramius Advisors, LLC is Ramius Capital Group, L.L.C. Ramius Capital Group, L.L.C. is also the investment manager for RCG Carpathia Master Fund, Ltd., RCG Ambrose Master Fund, Ltd. and RCG Halifax Fund, Ltd. Ramius Capital Group, L.L.C. is a Delaware limited liability company that is engaged in money management and investment advisory services for third parties and proprietary accounts. The address of the principal business and principal office of Ramius Capital Group, L.L.C. is 666 Third Avenue, 26th Floor, New York, New York 10017. The managing member of Ramius Capital Group, L.L.C. is C4S & Co., L.L.C., a Delaware limited liability company formed to be the managing member of Ramius Capital Group, L.L.C. The address of the principal business and principal office of C4S & Co., L.L.C. is 666 Third Avenue, 26th Floor, New York, New York 10017. Each of Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss is a Managing Member of C4S & Co., L.L.C. The business address of each of Messrs. Cohen, Stark, Solomon and Strauss is 666 Third Avenue, 26th Floor, New York, New York 10017.

RJG Capital Partners, L.P. is a Delaware limited partnership formed to engage in the business of acquiring, holding and disposing of investments in various companies. The address of the principal offices of RJG Capital Partners, L.P. is 11517 West Hill Drive, North Bethesda, Maryland 20852.

The general partner of RJG Capital Partners, L.P. is RJG Capital Management, LLC. RJG Capital Management, LLC is a Delaware limited liability company formed to be the general partner of RJG Capital Partners, L.P. The address of the principal offices of RJG Capital Management, LLC is 11517 West Hill Drive, North Bethesda, Maryland 20852. Ronald Gross is the Managing Member of RJG Capital Management, LLC. The business address of Mr. Gross is c/o RJG Capital Management, LLC, 11517 West Hill Drive, North Bethesda, Maryland 20852.

D.B. Zwirn Special Opportunities Fund, L.P. is a Delaware limited partnership formed to be a private investment fund. The address of the principal business and principal office of D.B. Zwirn Special Opportunities Fund, L.P. is 745 Fifth Avenue, 18th Floor, New York, New York 10151.

D.B. Zwirn Special Opportunities Fund, Ltd. is an exempted company organized under the laws of the Cayman Islands formed to be a private investment fund. The address of the principal business and principal office of D.B. Zwirn Special Opportunities Fund, Ltd. is c/o Goldman Sachs (Cayman) Trust, Limited, P.O. Box 896 GT, George Town, Harbour Centre, 2nd Floor, Grand Cayman, Cayman Island, British West Indies. HCM/Z Special Opportunities LLC is an exempted company organized under the laws of the Cayman Islands formed to be used as an investment vehicle. The address of the principal business and principal office of HCM/Z Special Opportunities LLC is c/o Highbridge Capital Corporation, Corporate Centre, 4th Floor, 27 Hospital Road, Grand Cayman, Cayman Islands, British West Indies. There are no officers of D.B. Zwirn Special Opportunities Fund, Ltd. or HCM/Z Special Opportunities LLC. The directors of D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC and their principal occupations and business addresses are set forth on Schedule V and incorporated by reference in this Item 2.

The manager of D.B. Zwirn Special Opportunities Fund, L.P. and D.B. Zwirn Special Opportunities Fund, Ltd. is D.B. Zwirn & Co., L.P. D.B. Zwirn & Co., L.P. is a Delaware limited partnership that acts as the manager of D.B. Zwirn Special Opportunities Fund, L.P. and D.B. Zwirn Special Opportunities Fund, Ltd. The address of the principal business and principal office of D.B. Zwirn & Co., L.P. is 745 Fifth Avenue, 18th Floor, New York, New York 10151. The general partner of D.B. Zwirn & Co., L.P. is DBZ GP, LLC. DBZ GP, LLC is a Delaware limited liability company that acts as the general partner of D.B. Zwirn & Co., L.P. The address of the principal business and principal office of DBZ GP, LLC is 745 Fifth Avenue, 18th Floor, New York, New York 10151.

The managing member of DBZ GP, LLC is Zwirn Holdings, LLC. Zwirn Holdings, LLC is a Delaware limited liability company that acts as the managing member of DBZ GP, LLC. The address of the principal business and principal office of Zwirn Holdings, LLC is 745 Fifth Avenue, 18th Floor, New York, New York 10151. Daniel B. Zwirn is the managing member of Zwirn Holdings, LLC. The business address of Mr. Zwirn is c/o D.B. Zwirn & Co., L.P., 745 Fifth Avenue, 18th Floor, New York, New York 10151.

As a result of the transactions described in Item 3 below, D.B. Zwirn Special Opportunities Fund (TE), L.P. is no longer a beneficial owner of shares of Common Stock and will not be included in future amendments to this Schedule 13D.

The Reporting Entities do not believe that certain of the foregoing information is called for by the Items of Schedule 13D and are disclosing it for supplemental informational purposes only. Information with respect to each of the Reporting Entities is given solely by such Reporting Entity and no Reporting Entity shall have responsibility for the accuracy or completeness of information supplied by another Reporting Entity.

Item 2(d)-(f) of the Statement is hereby amended and restated as follows:

(d) - (e) During the last five years, none of the Reporting Entities or any other person identified in response to this Item 2 was convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f) Each natural person identified in Item 2 is a citizen of the United States, other than Graham Cook, a director of Barington Companies Offshore Fund, Ltd., Alison Nolan, a director of D.B. Zwirn Special Opportunities Fund, Ltd. and Hugh Thompson, a director of HCM/Z Special Opportunities LLC, each of whom is a citizen of the United Kingdom, and Jonathan Clipper, a director of Barington Companies Offshore Fund, Ltd., who is a citizen of Bermuda and the United Kingdom.

Item 3. Source and Amount of Funds or Other Consideration.

The information contained in Item 3 of the Statement is hereby amended and supplemented as follows:

On October 13, 2006, D.B. Zwirn Special Opportunities Fund, Ltd. purchased an aggregate of 52,989 shares of Common Stock from D.B. Zwirn Special Opportunities Fund (TE), L.P. The amount of funds expended for such purchase was approximately $750,854.13 by D.B. Zwirn Special Opportunities Fund Ltd. Since October 2, 2006 Barington Companies Equity Partners, L.P., Barington Companies Offshore Fund, Ltd., Barington Investments L.P. and RJG Capital Partners, L.P. purchased an aggregate of 545,900 shares of Common Stock. The amount of funds expended for such purchases was approximately $2,482,102.09 by Barington Companies Equity Partners, L.P., $3,333,676.51 by Barington Companies Offshore Fund, Ltd., $1,126,554.32 by Barington Investments L.P. and $7,573.02 by RJG Capital Partners, L.P.

All purchases of Common Stock by the Reporting Entities were made in open market transactions. All transactions effected since the filing of the Statement are described in Schedule VI attached hereto. All such purchases were funded by working capital, which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

Item 5. Interest in Securities of the Issuer.

Items 5(a) and (b) of the Statement are hereby amended and restated as follows:

(a) As of November 20, 2006, Barington Companies Equity Partners, L.P. beneficially owns an aggregate of 1,401,648 shares of Common Stock, representing approximately 2.58% of the shares of Common Stock presently outstanding based upon the 54,311,189 shares of Common Stock reported by the Company to be issued and outstanding as of August 25, 2006 in its Form 10-Q filed with the Securities and Exchange Commission on September 6, 2006 (the “Issued and Outstanding Shares”). As of November 20, 2006, Barington Investments, L.P. beneficially owns 836,833 shares of Common Stock, constituting approximately 1.54% of the Issued and Outstanding Shares. As of November 20, 2006, Barington Companies Offshore Fund, Ltd. beneficially owns 2,156,738 shares of Common Stock, constituting approximately 3.97% of the Issued and Outstanding Shares. As the investment advisor to Barington Companies Equity Partners, L.P. and the investment advisor and general partner of Barington Investments, L.P., Barington Companies Advisors, LLC may be deemed to beneficially own the 1,401,648 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P. and the 836,833 shares of Common Stock beneficially owned by Barington Investments, L.P., representing an aggregate of 2,238,481 shares, constituting approximately 4.12% of the Issued and Outstanding Shares. As the general partner of Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC may be deemed to beneficially own the 1,401,648 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., constituting approximately 2.58% of the Issued and Outstanding Shares. As the investment advisor to Barington Companies Offshore Fund, Ltd., Barington Offshore Advisors, LLC may be deemed to beneficially own the 2,156,738 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., constituting approximately 3.97% of the Issued and Outstanding Shares. As the majority member of Barington Companies Advisors, LLC and Barington Companies Investors, LLC, Barington Capital Group, L.P. may be deemed to beneficially own the 1,401,648 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P. and the 836,833 shares of Common Stock beneficially owned by Barington Investments, L.P. As the majority member of Barington Offshore Advisors, LLC, Barington Capital Group, L.P. may also be deemed to beneficially own the 2,156,738 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing an aggregate of 4,395,219 shares, constituting approximately 8.09% of the Issued and Outstanding Shares. As the general partner of Barington Capital Group, L.P., LNA Capital Corp. may be deemed to beneficially own the 1,401,648 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 836,833 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 2,156,738 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing an aggregate of 4,395,219 shares of Common Stock, constituting approximately 8.09% of the Issued and Outstanding Shares. As the sole stockholder and director of LNA Capital Corp., Mr. Mitarotonda may be deemed to beneficially own the 1,401,648 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 836,833 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 2,156,738 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing an aggregate of 4,395,219 shares of Common Stock. Mr. Mitarotonda, who is a director of the Company, also beneficially owns 2,978 restricted stock units, which represent the right to receive an equal number of shares of Common Stock, and 597 shares of Common Stock issuable pursuant to currently exercisable options. As a result, Mr. Mitarotonda may be deemed to beneficially own an aggregate of 4,398,794 shares of Common Stock, constituting approximately 8.10% of the Issued and Outstanding Shares. Each of Barington Companies Advisors, LLC and Barington Companies Investors, LLC share voting and dispositive power with respect to the 1,401,648 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P. Mr. Mitarotonda has sole voting and dispositive power with respect to the 1,401,648 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 836,833 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 2,156,738 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein. Mr. Mitarotonda has sole voting and dispositive power with respect to the 2,978 restricted stock units and the 597 shares of Common Stock issuable pursuant to currently exercisable options.

As of November 20, 2006, RCG Carpathia Master Fund, Ltd. beneficially owns 89,297 shares of Common Stock which may be acquired upon conversion of $2,000,000 aggregate principal amount of the Company’s outstanding 4.25% convertible debentures owned by RCG Carpathia Master Fund, Ltd., constituting approximately 0.16% of the Post-conversion Issued and Outstanding Shares.

As of November 20, 2006, each of Parche, LLC and Starboard Value and Opportunity Master Fund Ltd. beneficially own 452,279 and 1,432,174 shares of Common Stock, respectively, constituting approximately 0.83% and 2.64%, respectively, of the Issued and Outstanding Shares. As the managing member of Parche, LLC and the investment manager of Starboard Value and Opportunity Master Fund Ltd., Admiral Advisors, LLC may be deemed to beneficially own the 452,279 shares and the 1,432,174 shares of Common Stock owned by Parche, LLC and Starboard Value and Opportunity Master Fund Ltd., respectively, representing an aggregate of 1,884,453 shares, constituting approximately 3.47% of the Issued and Outstanding Shares. As of November 20, 2006, each of RCG Ambrose Master Fund, Ltd., RCG Halifax Fund, Ltd., Ramius Master Fund, Ltd. and Ramius Master Fund III, Ltd beneficially own 101,312, 107,471, 404,276 and 23,285 shares of Common Stock, respectively, constituting approximately 0.19%, 0.20%, 0.74% and 0.04%, respectively, of the Issued and Outstanding Shares. As the investment manager of Ramius Master Fund, Ltd. and Ramius Fund III, Ltd, Ramius Advisors, LLC may be deemed to beneficially own the 404,276 shares of Common Stock owned by Ramius Master Fund, Ltd. and the 23,285 shares of Common Stock owned by Ramius Fund III, Ltd, representing an aggregate of 427,561 shares, constituting approximately 0.79% of the Issued and Outstanding Shares. As the sole member of Admiral Advisors, LLC and Ramius Advisors, LLC and the investment manager of RCG Carpathia Master Fund, Ltd., RCG Ambrose Master Fund, Ltd. and RCG Halifax Fund, Ltd., Ramius Capital Group, L.L.C. may be deemed to beneficially own the 452,279 shares of Common Stock owned by Parche, LLC, the 1,432,174 shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd., the 89,297 shares of Common Stock that may be acquired upon conversion of the convertible debentures owned by RCG Carpathia Master Fund, Ltd., the 101,312 shares of Common Stock owned by RCG Ambrose Master Fund, Ltd., the 107,471 shares of Common Stock owned by RCG Halifax Fund, Ltd., the 404,276 shares of Common Stock owned by Ramius Master Fund, Ltd. and the 23,285 shares of Common Stock owned by Ramius Fund III, Ltd, representing an aggregate of 2,610,094 shares, constituting approximately 4.80% of the Post-conversion Issued and Outstanding Shares. As the managing member of Ramius Capital Group, L.L.C., C4S & Co., L.L.C. may be deemed to beneficially own the 452,279 shares of Common Stock owned by Parche, LLC, the 1,432,174 shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd., the 89,297 shares of Common Stock that may be acquired upon conversion of the convertible debentures owned by RCG Carpathia Master Fund, Ltd., the 101,312 shares of Common Stock owned by RCG Ambrose Master Fund, Ltd., the 107,471 shares of Common Stock owned by RCG Halifax Fund, Ltd., the 404,276 shares of Common Stock owned by Ramius Master Fund, Ltd. and the 23,285 shares of Common Stock owned by Ramius Fund III, Ltd, representing an aggregate of 2,610,094 shares, constituting approximately 4.80% of the Post-conversion Issued and Outstanding Shares. As the managing members of C4S & Co., L.L.C., each of Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss may be deemed to beneficially own the 452,279 shares of Common Stock owned by Parche, LLC, the 1,432,174 shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd., the 89,297 shares of Common Stock that may be acquired upon conversion of the convertible debentures owned by RCG Carpathia Master Fund, Ltd., the 101,312 shares of Common Stock owned by RCG Ambrose Master Fund, Ltd., the 107,471 shares of Common Stock owned by RCG Halifax Fund, Ltd., the 404,276 shares of Common Stock owned by Ramius Master Fund, Ltd. and the 23,285 shares of Common Stock owned by Ramius Fund III, Ltd, representing an aggregate of 2,610,094 shares, constituting approximately 4.80% of the Post-conversion Issued and Outstanding Shares. Each of Messrs. Cohen, Stark, Solomon and Strauss share voting and dispositive power with respect to the 452,279 shares of Common Stock owned by Parche, LLC, the 1,432,174 shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd., the 89,297 shares of Common Stock that may be acquired upon conversion of the convertible debentures owned by RCG Carpathia Master Fund, Ltd., the 101,312 shares of Common Stock owned by RCG Ambrose Master Fund, Ltd., the 107,471 shares of Common Stock owned by RCG Halifax Fund, Ltd., the 404,276 shares of Common Stock owned by Ramius Master Fund, Ltd. and the 23,285 shares of Common Stock owned by Ramius Fund III, Ltd, by virtue of their shared authority to vote and dispose of such shares. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such shares.

As of November 20, 2006, RJG Capital Partners, L.P. beneficially owns 8,600 shares of Common Stock, constituting approximately 0.02% of the Issued and Outstanding Shares. As the general partner of RJG Capital Partners, L.P., RJG Capital Management, LLC may be deemed to beneficially own the 8,600 shares owned by RJG Capital Partners, L.P., constituting approximately 0.02% of the Issued and Outstanding Shares. As the managing member of RJG Capital Management, LLC, which in turn is the general partner of RJG Capital Partners, L.P., Mr. Gross may be deemed to beneficially own the 8,600 shares owned by RJG Capital Partners, L.P., constituting approximately 0.02% of the Issued and Outstanding Shares. Mr. Gross has sole voting and dispositive power with respect to the 8,600 shares owned by RJG Capital Partners, L.P. by virtue of his authority to vote and dispose of such shares. Mr. Gross disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

As of November 20, 2006, D.B. Zwirn Special Opportunities Fund, L.P. beneficially owns 52,944 shares of Common Stock, constituting approximately 0.10% of the Issued and Outstanding Shares. As of November 20, 2006, each of D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC beneficially own 368,259 shares and 108,281 shares of Common Stock, respectively, constituting approximately 0.68% and 0.20%, respectively, of the Issued and Outstanding Shares.

As the manager of D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC, D.B. Zwirn & Co., L.P. may be deemed to beneficially own the 52,944 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 368,259 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 108,281 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 529,484 shares, constituting approximately 0.97% of the Issued and Outstanding Shares. As general partner of D.B. Zwirn & Co., L.P., DBZ GP, LLC may be deemed to beneficially own the 52,944 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 368,259 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 108,281 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 529,484 shares, constituting approximately 0.97% of the Issued and Outstanding Shares. As the managing member of DBZ GP, LLC, Zwirn Holdings, LLC may be deemed to beneficially own the 52,944 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 368,259 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 108,281 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 529,484 shares, constituting approximately 0.97% of the Issued and Outstanding Shares. As the managing member of Zwirn Holdings, LLC, Daniel B. Zwirn may be deemed to beneficially own the 52,944 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 368,259 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 108,281 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 529,484 shares, constituting approximately 0.97% of the Issued and Outstanding Shares. Mr. Zwirn disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

The Reporting Entities do not believe that certain of the foregoing information is called for by the Items of Schedule 13D and are disclosing it for supplemental informational purposes only. Information with respect to each of the Reporting Entities is given solely by such Reporting Entity and no Reporting Entity shall have responsibility for the accuracy or completeness of information supplied by another Reporting Entity.

(b) Each of the Reporting Entities may be deemed to have sole voting and dispositive power over the shares of Common Stock reported as beneficially owned by such person by virtue of their respective positions as described in paragraph (a), except that (i) Messrs. Cohen, Stark, Solomon and Strauss have shared authority to vote and dispose of the shares reported as beneficially owned by them and (ii) Barington Companies Advisors, LLC and Barington Companies Investors, LLC have shared authority to vote and dispose of the shares reported as beneficially owned by Barington Companies Equity Partners, L.P. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of the shares reported as beneficially owned by them.

Except as set forth above, each of the other Reporting Entities may be deemed to have sole voting and dispositive power with respect to the shares each reports as beneficially owned by such person, regardless of the fact that multiple Reporting Entities within the same chain of ownership report sole voting and dispositive power with respect to such shares. Each such Reporting Entity reports sole voting and dispositive power with respect to such shares based on such person’s relationship to the other Reporting Entities within the same chain of ownership. Except to the extent expressly stated herein, each Reporting Entity disclaims beneficial ownership of any shares of Common Stock beneficially owned by any other Reporting Entity.

SIGNATURES

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated: November 21, 2006

BARINGTON COMPANIES EQUITY PARTNERS, L.P.
By:	Barington Companies Investors, LLC, its general partner
By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	Managing Member
BARINGTON INVESTMENTS, L.P.
By:	Barington Companies Advisors, LLC, its general partner
By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	Managing Member

BARINGTON COMPANIES ADVISORS, LLC
By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	Managing Member

BARINGTON COMPANIES INVESTORS, LLC
By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	Managing Member

BARINGTON COMPANIES OFFSHORE FUND, LTD
By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	President

BARINGTON OFFSHORE ADVISORS, LLC
By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	Authorized Signatory

BARINGTON CAPITAL GROUP, L.P.
By:	LNA Capital Corp., its general partner
By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	President and CEO

LNA CAPITAL CORP.
By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	President and CEO

/s/ James A. Mitarotonda

James A. Mitarotonda

PARCHE, LLC
By:	Admiral Advisors, LLC, its managing member
By:	/s/ Morgan B. Stark

Name:	Morgan B. Stark
Title:	Authorized Signatory

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
By:	/s/ Morgan B. Stark

Name:	Morgan B. Stark
Title:	Authorized Signatory

RCG CARPATHIA MASTER FUND, LTD.
By:	/s/ Morgan B. Stark

Name:	Morgan B. Stark
Title:	Authorized Signatory

RCG AMBROSE MASTER FUND, LTD.
By:	Ramius Capital Group, L.L.C., its Investment Manager
By:	C4S & Co., L.L.C., its Managing Member
By:	/s/ Morgan B. Stark

Name:	Morgan B. Stark
Title:	Managing Member

RCG HALIFAX FUND, LTD.
By:	Ramius Capital Group, L.L.C., its Investment Manager
By:	C4S & Co., L.L.C., its Managing Member
By:	/s/ Morgan B. Stark

Name:	Morgan B. Stark
Title:	Managing Member

RAMIUS MASTER FUND, LTD
By:	Ramius Advisors, LLC its Investment Manager
By:	Ramius Capital Group, L.L.C. its sole member
By:	/s/ Morgan B. Stark

Name:	Morgan B. Stark
Title:	Managing Member

RAMIUS FUND III, LTD
By:	Ramius Advisors, LLC its Investment Manager
By:	Ramius Capital Group, L.L.C. its sole member
By:	/s/ Morgan B. Stark

Name:	Morgan B. Stark
Title:	Managing Member

RAMIUS ADVISORS, LLC
By:	Ramius Capital Group, L.L.C. its sole member
By:	/s/ Morgan B. Stark

Name:	Morgan B. Stark
Title:	Authorized Signatory

ADMIRAL ADVISORS, LLC
By:	Ramius Capital Group, L.L.C., its sole member
By:	/s/ Morgan B. Stark

Name:	Morgan B. Stark
Title:	Authorized Signatory

RAMIUS CAPITAL GROUP, L.L.C.
By:	C4S & Co., L.L.C., its Managing Member
By:	/s/ Morgan B. Stark

Name:	Morgan B. Stark
Title:	Managing Member

C4S & CO., L.L.C.
By:	/s/ Morgan B. Stark

Name:	Morgan B. Stark
Title:	Managing Member
/s/ Morgan B. Stark

Morgan B. Stark, individually and as attorney-in-fact for Peter A. Cohen, Jeffrey M. Solomon, and Thomas W. Strauss

RJG CAPITAL PARTNERS, L.P.

By:	RJG Capital Management, LLC, its general partner
By:	/s/ Ronald J. Gross

Name:	Ronald J. Gross
Title:	Managing Member

RJG CAPITAL MANAGEMENT, LLC
By:	/s/ Ronald J. Gross

Name:	Ronald J. Gross
Title:	Managing Member
/s/ Ronald J. Gross

Ronald J. Gross

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P.

By:	D.B. ZWIRN PARTNERS, LLC, its general partner
By:	ZWIRN HOLDINGS, LLC, its managing member
By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND (TE), L.P.
By:	D.B. ZWIRN PARTNERS, LLC, its general partner
By:	ZWIRN HOLDINGS, LLC, its managing member
By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, LTD.
By:	D.B. Zwirn & Co., L.P., its manager
By:	DBZ GP, LLC, its general partner
By:	Zwirn Holdings, LLC, its managing member
By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

HCM/Z SPECIAL OPPORTUNITIES LLC
By:	D.B. Zwirn & Co., L.P., its manager
By:	DBZ GP, LLC, its general partner
By:	Zwirn Holdings, LLC, its managing member
By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

D.B. ZWIRN & CO., L.P.
By:	DBZ GP, LLC, its general partner
By:	Zwirn Holdings, LLC, its managing member
By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

DBZ GP, LLC
By:	Zwirn Holdings, LLC, its managing member
By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

ZWIRN HOLDINGS, LLC
By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

/s/ Daniel B. Zwirn

Daniel B. Zwirn

SCHEDULE I

Directors and Officers of Barington Companies Offshore Fund, Ltd.

Name and Position	Principal Occupation	Principal Business Address

James A. Mitarotonda	Chairman and Chief Executive	888 Seventh Avenue
Director and President	Officer of Barington Capital	17th Floor
	Group, L.P.	New York, NY 10019

Sebastian E. Cassetta	Senior Managing Director and	888 Seventh Avenue
Director	Chief Operating Officer of	17th Floor
	Barington Capital Group, L.P.	New York, NY 10019

Jonathan Clipper	Managing Director of	7 Reid Street, Suite 108
Director	Bedford Management Ltd.	Hamilton HM11, Bermuda

Graham Cook	Director/Manager, Corporate	Bison Court
Director	Services of Byson Financial	P.O. Box 3460
	Services, Ltd.	Road Town, Tortola
British Virgin Islands

Citigroup Fund Services Ltd.	Fund Administration	Washington Mall 1, 3rd Flr.
Secretary		22 Church Street
Hamilton HM11, Bermuda

Melvyn Brunt	Chief Financial Officer of	888 Seventh Avenue
Treasurer	Barington Capital Group, L.P.	17th Floor
New York, NY 10019

SCHEDULE II

Officers of LNA Capital Corp.

Name and Position	Principal Occupation	Principal Business Address

James A. Mitarotonda President and CEO	Chairman and Chief Executive Officer of Barington Capital Group, L.P.	888 Seventh Avenue 17th Floor New York, NY 10019

Sebastian E. Cassetta Secretary	Senior Managing Director and Chief Operating Officer of Barington Capital Group, L.P.	888 Seventh Avenue 17th Floor New York, NY 10019

Melvyn Brunt Treasurer	Chief Financial Officer of Barington Capital Group, L.P.	888 Seventh Avenue 17th Floor New York, NY 10019

SCHEDULE III

Directors and Officers of Starboard Value and Opportunity Master Fund Ltd.

Name and Position	Principal Occupation	Principal Business Address

Mark Mitchell Director	Managing Director of Ramius Capital Group, L.L.C.	666 Third Avenue 26th Floor New York, New York 10017
Jeffrey M. Solomon Director	Managing Member of C4S & Co., L.L.C., which is the Managing Member of Ramius Capital Group, L.L.C.	666 Third Avenue 26th Floor New York, New York 10017
CFS Company Ltd. Director	Nominee Company registered with Cayman Islands Monetary Authority and is affiliated with Administrator of the Fund	c/o Citco Fund Services (Cayman Islands) Limited Corporate Center West Bay Road Grand Cayman, Cayman Islands British West Indies
CSS Corporation Ltd. Secretary	Affiliate of the Administrator of the Fund	c/o Citco Fund Services (Cayman Islands) Limited Corporate Center West Bay Road Grand Cayman, Cayman Islands British West Indies

SCHEDULE IV

Directors and Officers of RCG Carpathia Master Fund, Ltd.

Name and Position	Principal Occupation	Principal Business Address

Morgan B. Stark Director	Managing Member of C4S & Co., L.L.C., which is the Managing Member of Ramius Capital Group, L.L.C.	666 Third Avenue 26th Floor New York, New York 10017
Jeffrey M. Solomon Director	Managing Member of C4S & Co., L.L.C., which is the Managing Member of Ramius Capital Group, L.L.C.	666 Third Avenue 26th Floor New York, New York 10017
CFS Company Ltd. Director	Nominee Company registered with Cayman Islands Monetary Authority and is affiliated with Administrator of the Fund	c/o Citco Fund Services (Cayman Islands) Limited Corporate Center West Bay Road Grand Cayman, Cayman Islands British West Indies
CSS Corporation Ltd. Secretary	Affiliate of the Administrator of the Fund	c/o Citco Fund Services (Cayman Islands) Limited Corporate Center West Bay Road Grand Cayman, Cayman Islands British West Indies

SCHEDULE IV (continued)

Directors and Officers of RCG Ambrose Master Fund, Ltd.

Name and Position	Principal Occupation	Principal Business Address

Mark Mitchell Director	Managing Director of Ramius Capital Group, L.L.C.	666 Third Avenue 26th Floor New York, New York 10017

Jeffrey M. Solomon Director	Managing Member of C4S & Co., L.L.C., which is the Managing Member of Ramius Capital Group, L.L.C.	666 Third Avenue 26th Floor New York, New York 10017

CFS Company Ltd. Director	Nominee Company registered with Cayman Islands Monetary Authority and is affiliated with Administrator of the Fund	c/o Citco Fund Services (Cayman Islands) Limited Corporate Center West Bay Road Grand Cayman, Cayman Islands British West Indies

CSS Corporation Ltd. Secretary	Affiliate of the Administrator of the Fund	c/o Citco Fund Services (Cayman Islands) Limited Corporate Center West Bay Road Grand Cayman, Cayman Islands British West Indies

SCHEDULE IV (continued)

Directors and Officers of RCG Halifax Fund, Ltd.

Name and Position	Principal Occupation	Principal Business Address

Morgan B. Stark Director	Managing Member of C4S & Co., L.L.C., which is the Managing Member of Ramius Capital Group, L.L.C.	666 Third Avenue 26th Floor New York, New York 10017

Jeffrey M. Solomon Director	Managing Member of C4S & Co., L.L.C., which is the Managing Member of Ramius Capital Group, L.L.C.	666 Third Avenue 26th Floor New York, New York 10017

CFS Company Ltd. Director	Nominee Company registered with Cayman Islands Monetary Authority and is affiliated with Administrator of the Fund	c/o Citco Fund Services (Cayman Islands) Limited Corporate Center West Bay Road Grand Cayman, Cayman Islands British West Indies

CSS Corporation Ltd. Secretary	Affiliate of the Administrator of the Fund	c/o Citco Fund Services (Cayman Islands) Limited Corporate Center West Bay Road Grand Cayman, Cayman Islands British West Indies

SCHEDULE IV (continued)

Directors and Officers of Ramius Master Fund, Ltd.

Name and Position	Principal Occupation	Principal Business Address

Morgan B. Stark	Managing Member of C4S &	666 Third Avenue
Director	Co., L.L.C., which is the	26th Floor
	Managing Member of Ramius	New York, New York 10017
Capital Group, L.L.C.
Marran Ogilvie	General Counsel of Ramius	666 Third Avenue
Director	Capital Group, L.L.C.	26th Floor
New York, New York 10017

CFS Company Ltd.	Nominee Company registered	c/o Citco Fund Services
Director	with Cayman Islands	(Cayman Islands) Limited
	Monetary Authority and is	Corporate Center
	affiliated with	West Bay Road
	Administrator of the Fund	Grand Cayman, Cayman
Islands
British West Indies
CSS Corporation Ltd.	Affiliate of the	c/o Citco Fund Services
Secretary	Administrator of the Fund	(Cayman Islands) Limited
Corporate Center
West Bay Road
Grand Cayman, Cayman
Islands
British West Indies

SCHEDULE IV (continued)

Directors and Officers of Ramius Fund III, Ltd

Name and Position	Principal Occupation	Principal Business Address

Morgan B. Stark	Managing Member of C4S &	666 Third Avenue
Director	Co., L.L.C., which is the	26th Floor
	Managing Member of Ramius	New York, New York 10017
Capital Group, L.L.C.
Marran Ogilvie	General Counsel of Ramius	666 Third Avenue
Director	Capital Group, L.L.C.	26th Floor
New York, New York 10017
CFS Company Ltd.	Nominee Company registered	c/o Citco Fund Services
Director	with Cayman Islands Monetary	(Cayman Islands) Limited
	Authority and is affiliated with	Corporate Center
	Administrator of the Fund	West Bay Road
Grand Cayman, Cayman
Islands
British West Indies
CSS Corporation Ltd.	Affiliate of the Administrator of	c/o Citco Fund Services
Secretary	the Fund	(Cayman Islands) Limited
Corporate Center
West Bay Road
Grand Cayman, Cayman
Islands
British West Indies

SCHEDULE V

Directors of D.B. Zwirn Special Opportunities Fund, Ltd.

Name and Position	Principal Occupation	Principal Business Address

Daniel B. Zwirn Director	Managing Partner of D.B. Zwirn & Co., L.P.	745 Fifth Avenue 18th Floor New York, NY 10151

Alison Nolan Director	Managing Director of Athena International Management Limited	Ugland House, 113 South Church Street, George Town, Grand Cayman

Directors of HCM/Z Special Opportunities LLC

Name and Position	Principal Occupation	Principal Business Address

Glenn R. Dubin Director	Managing Member/Co-Founder of Highbridge Capital Management and Co-Chairman of Dubin & Swieca Capital Management	9 West 57th Street 27th Floor New York, NY 10019

Hugh G. Thompson Director	Senior Vice President of Maples Finance Limited	PO Box 1093GT Queensgate House South Church Street, George Town Grand Cayman, Cayman Islands

SCHEDULE VI

This schedule sets forth information with respect to each purchase or sale of Common Stock which was effectuated by a Reporting Entity since the filing of the Statement. All transactions were effectuated in the open market through a broker.

Shares purchased by Barington Companies Equity Partners, L.P.

Date	Number of Shares	Price Per Share	Cost(*)

11/16/2006	180,162	$12.7235	$2,292,291.21
11/16/2006	14,810	$12.8164	$189,810.88

Shares purchased by Barington Investments, L.P.

Date	Number of Shares	Price Per Share	Cost(*)

11/16/2006	80,784	$12.7235	$1,027,855.22
11/16/2006	7,701	$12.8164	$98,699.10

Shares purchased by Barington Companies Offshore Fund, Ltd.

Date	Number of Shares	Price Per Share	Cost(*)

11/16/2006	239,054	$12.7235	$3,041,603.57
11/16/2006	22,789	$12.8164	$292,072.94

Shares purchased by RJG Capital Partners, L.P.

Date	Number of Shares	Price Per Share	Cost(*)

11/16/2006	600	$12.6217	$7,573.02

Shares purchased by D.B. Zwirn Special Opportunities Fund, Ltd.

Date	Number of Shares	Price Per Share	Cost(*)

10/13/2006	52,989	$14.1700	$750,854.13

Shares sold by D.B. Zwirn Special Opportunities Fund (TE), L.P.

Date	Number of Shares	Price Per Share	Cost(*)

10/13/2006	(52,989)	$14.1700	$(750,854.13)

(*)	Excludes commissions and other execution-related costs.